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 FORM 4                                                                                                        OMB Approval
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
   Wimsett, Thomas A.                  |   National Processing, Inc. (NAP)                 |     _____ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     __X__ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |      Executive Vice President
   National Processing, Inc.           |     of Reporting        |     May 1998            |----------------------------------------
   One Oxmoor Place                    |     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
---------------------------------------|                         |  5. If Amendment,       |         (Check Applicable Line)
             (Street)                  |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
   101 Bullitt Lane, Suite 450         |                         |     (Month/Year)        |  ___ Form filed by More than One
   Louisville, KY  40222               |                         |                         |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
 Common Stock                          |               |       |       |        |      |          | 7,700.000   |  D      |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)     |(D) |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |8,333.000|    | 5/21/99 |5/21/08 |Common  | 8,333.000
                               |              |               |       |       |         |    |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |8,333.000|    | 5/21/00 |5/21/08 |Common  | 8,333.000
                               |              |               |       |       |         |    |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
Options (Rights to Buy) (1)    | 11.8125      |  5/21/98      |  A    |       |8,334.000|    | 5/21/01 |5/21/08 |Common  | 8,334.000
                               |              |               |       |       |         |    |         |        |Stock   |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
-------------------------------|--------------|---------------|-------|-------|---------|----|---------|--------|--------|----------
                               |              |               |       |       |         |    |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |                |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |     D             |               |
--------------|----------------|-------------------|---------------|
              |  225,000.000   |     D             |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

See continuation page(s) for footnotes                                /s/ Thomas A. Wimsett                           06/05/98
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                         Page 2
                                                                                                                    SEC 1474 (7-96)
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Wimsett, Thomas A.                                            Page 3 of 3 pages
National Processing, Inc.                    5/31/98
One Oxmoor Place
101 Bullitt Lane, Suite 450
Louisville, KY  40222

(1) These options were granted under the Issuer's Stock Option Plans between 8/16/96 and 5/21/98 at exercise prices ranging from $8.375 to $16.50, in reliance upon the exemption provided by 16(b)-3. Each option will expire 10 years from the date of its grant. Generally, the options become exercisable one third annually after the grant date.